Exhibit 99.1


               Kimberly-Clark Reports First Quarter 2003 Results
         Sales Rose Nearly 4 Percent to $3.5 Billion; Diluted Net Income
                             Was 78 Cents Per Share


                  DALLAS, April 22, 2003--Kimberly-Clark Corporation (NYSE: KMB) today reported that first quarter sales were $3.5 billion in 2003, an increase of nearly 4 percent from the prior year. Diluted net income for the first quarter was 78 cents per share in 2003 compared with 84 cents per share in 2002, a decline of approximately 7 percent.

                  First quarter earnings per share, before unusual items in both years and the cumulative effect of a change in accounting principle in 2002, declined 8 percent to 80 cents per share in 2003 from 87 cents per share last year. The unusual items are described in more detail below.

                  Kimberly-Clark management believes that, because of the nature of the unusual items, investors' understanding of the company's performance is enhanced by disclosing earnings per share before unusual items as a reasonable basis for comparison of the company's ongoing results of operations. The attached Earnings Summary schedule provides a reconciliation of earnings per share before unusual items to diluted net income per share determined in accordance with generally accepted accounting principles.

                  Sales in the first quarter of 2003 benefited from a 3 percent improvement in currency exchange rates as well as volume growth in each of the company's three business segments of approximately 2 percent. Net selling prices were 1 percent lower, reflecting a continued competitive environment, particularly in the diaper and training pant categories in North America.

                  Compared with the prior year, first quarter operating profit and net income were also impacted by higher pension expense of about $35 million, as well as a change in currency effects, mainly because of gains recorded in 2002. First quarter bottom-line results increased sequentially from the fourth quarter of 2002, driven primarily by improvements in the company's infant and child care businesses in North America and benefits from cost savings programs.

                  Thomas J. Falk, chairman and chief executive officer of Kimberly-Clark, said, "We made progress on our priorities for 2003 in the first quarter. Our businesses delivered volume growth despite intense competition and continued to aggressively drive plans for new and improved products. In addition, with more than $40 million in cost reductions achieved in the quarter, we're on track to meet our $175 to $200 million target for the year.

                  "Meanwhile, continued strong cash flow enabled us to repurchase another 2.5 million shares of our common stock during the quarter and make a planned contribution to our pension plan."

                  Cash provided by operations of $520.7 million in the first quarter was even with 2002 even though the company contributed $100 million to its U.S. pension plan in March of this year.

         Unusual items

                  In the first quarter of 2003, the company recorded a pretax charge of about $16 million, or 2 cents per share, as a result of a legal judgment related to a 1987 European government grant to a facility that was sold in 1998. Net income in the first quarter of 2002 included a charge of 2 cents per share for the cumulative effect of the accounting change to meet the requirements of EITF's pronouncement on trade promotions and consumer coupons. Last year's first quarter results also included pretax charges of approximately $9 million, equivalent to 1 cent per share, for business improvement programs.

         Review of first quarter sales

                  All three business segments - Consumer Tissue, Personal Care and Business-to-Business - posted higher sales. Sales of consumer tissue products were up approximately 6 percent, driven primarily by currency effects in Europe and higher sales volumes in North America. Overall, changes in foreign currency rates boosted sales by almost 5 percent and sales volumes increased more than 2 percent, while net selling prices were about 1 percent lower due to promotional activity.

                  In North America, sales volumes of consumer tissue products improved 3 percent, highlighted by continued solid growth in Cottonelle and Scott bathroom tissue and Huggies baby wipes. Pricing was off 1 percent due to increases in competitive promotion spending. In Europe, sales climbed approximately 19 percent, but were essentially flat before currency effects. Sales volumes were up 2 percent, reflecting market share gains for Scottex bathroom tissue in Spain and for Andrex bathroom tissue and Kleenex facial tissue in the U.K.; however, net selling prices declined by a similar amount. Meanwhile, consumer tissue sales rose slightly in both Latin America and Asia.

                  Personal Care sales were 2 percent higher in the first quarter. Sales volumes and currency were each up 1.5 percent, partially offset by lower net selling prices. The decline in selling prices reflects competitive price reductions and promotions, primarily in the North American diaper and training pant categories, partially offset by price increases implemented in Latin America following currency devaluations.

                  In North America, sales volumes of personal care products were about even with last year, as record first quarter volumes of Depend and Poise adult incontinence care products as well as Pull-Ups training pants and GoodNites youth pants were offset by lower shipments of Huggies diapers, which were down 4 percent. Selling prices in North America were down 2 percent. Personal care sales in Europe rose approximately 19 percent in the quarter due primarily to favorable currency rates. Increased sales volumes of Pull-Ups and DryNites training and youth pants and other European personal care products were tempered by somewhat lower sales volumes and selling prices for the company's diaper products due to competitive activity. In Latin America, sales decreased 11 percent, as volume improvements and price increases were not sufficient to offset unfavorable currency throughout most of the region. Finally, personal care sales expanded 9 percent in Asia in the first quarter. Double-digit growth in Australia and Korea from both currency benefits and higher sales volumes was partially offset by continued economic weakness in the Philippines and Taiwan.

                  Sales of business-to-business products were up 4 percent in the quarter. Currency-related gains totaled approximately 4 percent and sales volumes advanced more than 2 percent. Volumes rose 4 percent for the company's global Health Care business. K-C Professional's sales volumes grew at a double-digit rate in Latin America and Asia, but were essentially flat in North America and Europe. Overall selling prices declined approximately 2 percent compared with the first quarter of last year.

         Other first quarter operating results

                  Operating profit in the first quarter of 2003 was $579.3 million, about 13 percent below the prior year. Increased sales volumes, currency translation and savings of more than $40 million achieved through the company's cost reduction programs contributed positively. These factors, however, were more than offset by lower net selling prices, inflation in key raw material costs, primarily fiber and resin, and the increase in pension expense, as well as a significant change in other income and expense.

                  Other income and expense, net was an expense of $35.4 million in the first quarter of 2003 compared with income of $18.7 million in 2002. In addition to the charge of $16 million related to the European legal judgment, the expense in 2003 consisted primarily of currency transaction losses, while the income in 2002 included currency gains on Australian dollar forward contracts related to last year's acquisition of the remaining 45 percent interest in K-C Australia.

                  Kimberly-Clark's share of net income of equity companies in the first quarter decreased from $32.4 million in 2002 to $26.0 million in 2003 primarily due to lower net income at Kimberly-Clark de Mexico, S.A. de C.V. (KCM). Compared with last year, depreciation of the Mexican peso reduced the company's share of KCM's net income by approximately $10 million. Before currency effects, KCM's first quarter sales and operating profit both improved 9 percent.

         Outlook

                  Commenting on the outlook, Mr. Falk said, "In 2003, we are committed to driving sales volume growth and reducing costs. Based on our progress in the first quarter, we remain comfortable with our previous guidance. As we reiterated in January, we expect earnings per share before unusual items in 2003 will be $3.36 per share or better. Current external estimates are generally in line with this guidance.

                  "Regarding the second quarter, given recent cost increases, particularly in fiber, energy and oil-based products, and the current competitive environment, we expect earnings per share for the quarter will be similar to the first quarter, before unusual items. Although inflationary pressures will have some impact on the second quarter, we are taking extra measures to mitigate the effect on the year as a whole. Our teams are looking at all areas, from pricing to promotional activities to additional cost and expense reductions.

                  "Finally, we will focus on further strengthening our cash flow in 2003. Our cash flow will fund our growth investments and the recently announced 13 percent increase in our quarterly dividend. It also enables us to continue share repurchases in 2003. We plan to buy back approximately 2 percent of our outstanding common stock this year, depending on market conditions."

         Conference call

                  A conference call to discuss this news release and other matters of interest to investors and analysts will be held at 9 a.m.
         (CST) today. The conference call will be simultaneously broadcast over the World Wide Web. Stockholders and others are invited to listen to the live broadcast or a playback, which can be accessed by following the instructions set out in the Investors section of the company's Web site (www.kimberly-clark.com).

         About Kimberly-Clark

                  Kimberly-Clark Corporation is a leading manufacturer and marketer of global consumer brands with annual sales of $13.6 billion. It is home to some of the world's most recognized and trusted brands, including Kleenex, Scott, Huggies, Pull-Ups, Kotex and Depend. The company's tissue, personal care and health care products are manufactured in 43 countries and sold in more than 150. Nearly one-quarter of the world's population, or 1.3 billion people, use Kimberly-Clark products each year. For more information about Kimberly-Clark's well-known brands, visit the Kimberly-Clark Web site at www.kimberly-clark.com.

                  Copies of Kimberly-Clark's Annual Report to Stockholders, its proxy statements and its other SEC filings, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, are made available free of charge on the company's Web site on the same day they are filed with the SEC. To view these filings, visit the Investors section of the company's Web site.

                  Certain matters contained in this news release concerning the business outlook, including new product introductions, cost savings and acquisitions, anticipated financial and operating results, strategies, contingencies and transactions of the company constitute forward-looking statements and are based upon management's expectations and beliefs concerning future events impacting the company. There can be no assurance that these future events will occur as anticipated or that the company's results will be as estimated. For a description of certain factors that could cause the company's future results to differ materially from those expressed in any such forward-looking statements, see the section of Part I, Item 1 of the company's Annual Report on Form 10-K for the year ended December 31, 2002 entitled "Factors That May Affect Future Results."

         Kimberly-Clark Web site: www.kimberly-clark.com


                                                             KIMBERLY-CLARK CORPORATION
                                                            FIRST QUARTER ENDED MARCH 31
                                                        (Millions, except per share amounts)

EARNINGS SUMMARY:

The following table presents the reconciliation of earnings before unusual items to GAAP net income.


                                                              2003                                      2002
                                                  --------------------------------       --------------------------------
                                                                       Diluted                               Diluted
                                                       Income          Earnings               Income         Earnings
                                                     (Expense)        Per Share             (Expense)       Per Share
                                                  -------------       ------------       -------------      -------------

Earnings Before Unusual
  Items.....................................       $      408.8        $       .80        $      456.1       $      .87

Charges for Unusual Items:

  European Legal
    Judgment................................              (11.1)              (.02)                  -                -

  Change in Accounting
    Principle...............................                  -                  -               (11.4)            (.02)

  Business Improvement
    Programs................................                  -                  -                (5.5)            (.01)
                                                     ----------         ----------        ------------         --------

Net Income..................................        $     397.7         $      .78        $      439.2         $    .84
                                                    ===========         ==========        ============         ========

Average Diluted Common
  Shares Outstanding........................                                 511.3                                523.7

OTHER INFORMATION:
                                                                                   THREE MONTHS ENDED MARCH 31
                                                                       ------------------------------------------------

                                                                            2003                                 2002
                                                                       ------------                         -----------

Cash Dividends Declared
  Per Share.................................                              $    .34                             $    .30

Capital Spending............................                                 182.5                                165.8


                                                                                        AS OF MARCH 31
                                                                       ------------------------------------------------

                                                                            2003                                 2002
                                                                       ------------                         -----------

Number of Common Shares
  Outstanding...............................                                 509.0                                519.1

Unaudited


                                                      KIMBERLY-CLARK CORPORATION
                                                     FIRST QUARTER ENDED MARCH 31
                                                 (Millions, except per share amounts)

                                                                       2003               2002                  Change
                                                                 -------------       -------------              ------

Net Sales......................................................  $     3,459.7       $     3,330.9              + 3.9%
  Cost of products sold........................................        2,256.1             2,118.5              + 6.5%
                                                                 -------------       -------------

Gross Profit...................................................        1,203.6             1,212.4              - 0.7%
  Marketing, research and general
    expenses...................................................          588.9               566.2              + 4.0%
  Other (income) expense, net..................................           35.4               (18.7)               N.M.
                                                                 -------------       -------------

Operating Profit...............................................          579.3               664.9              -12.9%
  Interest income..............................................            4.8                 3.7              +29.7%
  Interest expense.............................................          (43.0)              (46.7)             - 7.9%
                                                                 -------------       -------------

Income Before Income Taxes.....................................          541.1               621.9              -13.0%
  Provision for income taxes...................................          157.5               185.1              -14.9%
                                                                 -------------       -------------

Income Before Equity Interests.................................          383.6               436.8              -12.2%
  Share of net income of equity
    companies..................................................           26.0                32.4              -19.8%
  Minority owners' share of
    subsidiaries' net income...................................          (11.9)              (18.6)             -36.0%
                                                                 -------------       -------------

Income Before Cumulative Effect
  of Accounting Change.........................................          397.7               450.6              -11.7%

Cumulative effect of accounting
  change, net of income taxes..................................              -               (11.4)               N.M.
                                                                 -------------       -------------

Net Income.....................................................  $       397.7       $       439.2              - 9.4%
                                                                 =============       =============


Per Share Basis - Diluted:

  Income Before Cumulative Effect
    of Accounting Change.......................................  $         .78       $         .86              - 9.3%

  Cumulative effect of accounting
    change, net of income taxes................................              -                (.02)               N.M.
                                                                 -------------       -------------

  Net Income...................................................  $         .78        $        .84              - 7.1%
                                                                 =============        ============

Notes:

1. In 2003, charges for unusual items are included as follows: other (income) expense, net - $15.6 million.

2. In 2002, charges (credits) for unusual items are included as follows: cost of products sold - $7.5 million; marketing, research and general expenses
      - $1.4 million; minority owners' share of subsidiaries' net income - $(1.3) million; and cumulative effect of accounting change, net of income taxes - $11.4 million.

3. The Corporation accounts for stock-based compensation using the intrinsic-value method. The following presents pro forma information about net income and earnings per share as if the Corporation had applied fair value expense recognition to all employee stock options granted.


        (Millions of dollars, except per share amounts)                                      2003        2002
        -----------------------------------------------------------------------------------------------------

        Pro forma net income..................................................             $381.7      $422.6

        Pro forma earnings per share - diluted................................                .75         .81


N.M.-Not meaningful
Unaudited



                                                      KIMBERLY-CLARK CORPORATION
                                                    SELECTED BUSINESS SEGMENT DATA
                                                     FIRST QUARTER ENDED MARCH 31
                                                 (Millions, except per share amounts)


                                                                     2003               2002        Change
                                                               -------------      -------------     ------

NET SALES:

Personal Care........................................          $     1,282.5      $     1,257.2     + 2.0%
Consumer Tissue......................................                1,325.3            1,254.8     + 5.6%
Business-to-Business.................................                  887.8              852.9     + 4.1%

Intersegment sales...................................                  (35.9)             (34.0)      N.M.
                                                               -------------      -------------

Consolidated.........................................          $     3,459.7      $     3,330.9     + 3.9%
                                                               =============      =============


OPERATING PROFIT: (a)

Personal Care........................................          $       260.2      $       264.1     - 1.5%
Consumer Tissue......................................                  233.8              245.2     - 4.6%
Business-to-Business.................................                  144.5              159.9     - 9.6%

Unallocated items - net .............................                  (59.2)              (4.3)      N.M.
                                                               -------------      -------------

Consolidated.........................................          $       579.3      $       664.9     -12.9%
                                                               =============      =============


(a) Operating profit includes charges for unusual items as follows:


                                                                     2003              2002
                                                                ------------      -------------

      Personal Care..................................          $           -      $         3.4
      Consumer Tissue................................                      -                4.2
      Business-to-Business...........................                      -                1.3
      Unallocated items - net........................                   15.6                  -
                                                               -------------      -------------

      Consolidated...................................          $        15.6      $         8.9
                                                               =============      =============

Description of Business Segments

The Corporation is organized into 12 operating segments based on product groupings. These operating segments have been aggregated into three reportable global business segments: Personal Care; Consumer Tissue; and Business-to-Business. Each reportable segment is headed by an executive officer who reports to our Chief Executive Officer and is responsible for the development and execution of global strategies to drive growth and profitability of the Corporation's worldwide personal care, consumer tissue and business-to-business operations. These strategies include global plans for branding and product positioning, technology and research and development programs, cost reductions including supply chain management, and capacity and capital investments for each of these businesses. The principal sources of revenue in each of our global business segments are described below.

The Personal Care segment manufactures and markets disposable diapers, training and youth pants and swimpants; feminine and incontinence care products; and related products. Products in this segment are primarily for household use and are sold under a variety of brand names, including Huggies, Pull-Ups, Little Swimmers, GoodNites, Kotex, Lightdays, Depend, Poise and other brand names.

The Consumer Tissue segment manufactures and markets facial and bathroom tissue, paper towels and napkins for household use; wet wipes; and related products. Products in this segment are sold under the Kleenex, Scott, Cottonelle, Viva, Andrex, Scottex, Page, Huggies and other brand names.

The Business-to-Business segment manufactures and markets facial and bathroom tissue, paper towels, wipers and napkins for away-from-home use; health care products such as surgical gowns, drapes, infection control products, sterilization wraps, disposable face masks and exam gloves, respiratory products, and other disposable medical products; printing, premium business and correspondence papers; specialty and technical papers; and other products. Products in this segment are sold under the Kimberly-Clark, Kleenex, Scott, Kimwipes, WypAll, Surpass, Safeskin, Tecnol, Ballard and other brand names.


N.M.-Not meaningful
Unaudited